NEWS RELEASE

For Immediate Release                      Contact:  J. Kimbrough Davis
May 22, 2003                                         Executive Vice President
                                                     Chief Financial Officer
                                                     850-671-0300
                                                     www.ccbg.com


                     CAPITAL CITY BANK GROUP ANNOUNCES
                        A FIVE-FOR-FOUR STOCK SPLIT
                    AND INCREASES ITS CASH DIVIDEND 25.0%


TALLAHASSEE, FL, May 22, 2003 - Capital City Bank Group, Inc. (NASDAQ: CCBG) announced today its Board of Directors declared a five-for-four stock split of the Company's common stock in the form of a 25.0% stock dividend. The stock dividend is payable on June 13, 2003 to shareowners of record on June 2, 2003.

Simultaneously, the Board declared a quarterly cash dividend of $.17 per share, payable June 27, 2003 to shareowners of record on June 13, 2003. This represents a 25.0% increase over the split-adjusted dividend per share of $.136 paid in the first quarter of 2003.

William G. Smith, Jr., President and Chief Executive Officer said, "We are pleased to be offering our investors a 25.0% increase in their cash dividend, which follows an 11.5% increase in the fourth quarter of 2002." He further stated, "This is the Company's third stock split since listing on the NASDAQ National Market in 1997, which keeps our stock affordable for the individual investor."

Capital City Bank Group, Inc. is a $1.9 billion financial services company headquartered in Tallahassee, Florida, providing traditional deposit and credit services, asset management, trust, mortgage banking, credit cards, data processing, and securities brokerage services. The Company has 53 banking offices, 69 ATMs and 10 Bank 'N Shop locations in 22 counties in Florida, Georgia and Alabama.